EXHIBIT 99.1

Northern Oil & Gas Announces Closing of Private Placement

Wayzata, Minn. (BUSINESS WIRE) - Northern Oil & Gas, Inc. (“Northern” or the “Company”) (NOGS:NasdaqBB) announced the completion of a private placement of 4,545,455 to accredited investors at a subscription price of $3.30 per share for total gross proceeds of $15,000,000.

In addition to common stock, investors purchasing shares in the private placement will also receive a warrant to purchase common stock. For each share of common stock purchased in this transaction, the purchaser will receive the right to purchase one-half share of Northern common stock at a price of $5.00 per share for a period of 18 months from the date of closing and the right to purchase one-half share of Northern common stock at a price of $6.00 for a period of 48 months from the date of closing.

FIG Partners, LLC Energy Research & Capital Partners served as the exclusive placement agent for the transaction for which it received consideration in cash and warrants.

The funds raised from this private placement will be used for continued acreage acquisitions in the Williston Basin, the Appalachia Basin, Northern’s exploration and development program and general corporate purposes.

The common stock was sold in reliance upon an exemption from registration under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In connection with the private placement, the Company has agreed to file a registration statement covering the shares with the United States Securities and Exchange Commission.

In addition, the Company announced that four of the company’s founders have executed restriction agreements under which they agree not to sell shares of beneficial interest in the Company for a period of 18 months from the closing of this private placement, except under certain limited circumstances. Approximately 13,289,000 shares of the Company’s common stock are subject to the lock-up agreement.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

About Northern Oil and Gas, Inc.

Northern Oil and Gas, Inc. is an exploration and production company based in Wayzata, Minnesota. The company currently controls approximately 30,000 net mineral acres in the Williston Basin and 10,000 net mineral acres in the Appalachia Basin.

More information can be found at www.northernoil.com.

Safe Harbor

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.